Filed Pursuant to Rule 433
Registration Statement No. 333-259205

•	CUSIP: 78016HR69
•	Trade Date: February 23, 2023
•	Issue Date: February 28, 2023
•	Valuation Date: February 23, 2027
•	Maturity Date: February 26, 2027
•	Term: 4 years
•	Reference Assets: the S&P 500® Index (SPX) and the Dow Jones Industrial Average™ (INDU)
•	Leverage Factor: [122% - 132%] (to be determined on the Trade Date)
•	Barrier Level: 70% of each Initial Level
•	Lesser Performing Reference Asset: the Reference Asset with the lowest Percentage Change
•	Percentage Change of each Reference Asset:

•	Payment at maturity linked to the Reference Asset with the lowest Percentage Change.
•	Receive a return based on [122% - 132%] of the Percentage Change if the level of the Lesser Performing Reference Asset increases from the Initial Level to the Final Level.
•	Return of principal if the Lesser Performing Reference Asset does not decrease by more than 30%.
•	Subject to 1% loss of the principal amount for each 1% that the Lesser Performing Reference Asset decreases if the Final Level is less than the Barrier Level.

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.

•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

DETERMINING PAYMENT AT MATURITY
If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will lose 1% of the principal amount for each 1% decline in the level of that Reference Asset from its Initial Level. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + [$1,000 x Percentage Change of the Lesser Performing Reference Asset]

CUSIP: 78016HR69	TRADE DATE: February 23, 2023	ISSUE DATE: February 28, 2023

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123003848/brhc10047384_fwp.htm
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose All or a Portion of Your Principal Amount, Depending Upon the Performance of the Lesser Performing Reference Asset.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	The Payment on the Notes Are Linked to the Lesser Performing Reference Asset, Regardless of the Performance of the Other Reference Asset.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	You Will Not Have Any Rights to the Securities Included in the Reference Assets.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	The Payment at Maturity and the Valuation Date Are Subject to Postponement if a Market Disruption Event Occurs.
The SPX and INDU are products of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and have been licensed for use by Royal Bank of Canada. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The Notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or their respective affiliates, and none of such parties make any representation regarding the advisability of investing in the Notes nor do they have any liability for any errors, omissions, or interruptions of the SPX or INDU.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

CUSIP: 78016HR69	TRADE DATE: February 23, 2023	ISSUE DATE: February 28, 2023